Exhibit 10.1

GENERAL RELEASE OF CLAIMS

This General Release (this “Release”) is entered into on this 5th day of February, 2018, by and between PDC Energy, Inc. (the “Company”) and David W. Honeyfield, a former employee of the Company (the “Employee” or “Honeyfield”) (collectively, the “Parties”).

WHEREAS, the Employee is a participant in the PDC Energy Executive Severance Compensation Plan (the “Plan”), governing the terms and conditions applicable to the Employee’s termination of employment under certain circumstances;

WHEREAS, pursuant to the terms of the Plan, the Company has agreed to provide the Employee certain benefits and payments under the terms and conditions specified therein, provided that the Employee has executed and not revoked a general release of claims in favor of the Company;

WHEREAS, the Employee’s employment with the Company was terminated effective January 3, 2018, as documented in the letter from Bart Brookman to Honeyfield and the letter from Honeyfield to Bart Brookman, each dated January 3, 2018; and

WHEREAS, the Parties wish to terminate their relationship amicably and to resolve, fully and finally, all actual and potential claims and disputes relating to the Employee’s employment with and termination from the Company and all other relationships between the Employee and the Company, up to and including the date of execution of this Release.

NOW, THEREFORE, in consideration of these Recitals and the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

1.                                      Termination of Employment. The Employee’s employment with the Company terminated without cause on January 3, 2018 (the “Termination Date”).

2.                                      Severance Benefits. In consideration of the Employee’s release of claims and the other covenants and agreements contained herein and therein, and provided that the Employee has signed this Release and delivered it to the Company and has not exercised any revocation rights as provided in Section 6 below, the Company shall provide the following severance benefits (the “Benefits”) to Employee:

(i)                                     the cash severance described in Section 5.2(a) of the Plan, to be paid pro rata over 10 months, beginning on March 1, 2018;

(ii)                                  reimbursement of unpaid expenses in accordance with Section 5.3(a) of the Plan;

(iii)                               payment of $6,363 on the first day of each month for 10 months, beginning on March 1, 2018, it being understood and agreed that such payments shall be in lieu of the continuation coverage set forth in Section 5.3(b) of the Plan, and that Employee shall have, and shall make no claim against the Company for, such coverage.  This payment does not constitute a waiver by the employee of his rights to elect COBRA coverage;

(iv)                              Additional benefit of 2017 Annual Bonus at 110 percent of target, plus the equivalent value represented by the 2017 profit sharing and effect of 401(k) match that would have been funded from bonus payment, for a total calculated Additional Benefit of $397,039, to be paid pro rata over 10 months, beginning on March 1, 2018;

(v)                                 acceleration in full of all unvested shares of restricted stock and all unvested stock appreciation rights held by Employee immediately prior to the Termination Date, with all stock appreciation rights to expire at the end of the relevant post-termination exercise period set forth in the applicable grant document(s).  All such shares of restricted stock shall have Honeyfield’s share of income tax withholdings at a Federal rate of 22%.  The Company agrees to affect the issuance of such net shares in a transfer via DWAC process to Employee’s brokerage account within 5 days of the Effective Date of this agreement (including 7 day waiting period after execution); and

provided, however, that the Company’s obligations will be excused if the Employee breaches any of the provisions of the Plan, including, without limitation, Article VIII thereof.

The Employee acknowledges and agrees that the Benefits constitute consideration beyond that which, but for the mutual covenants set forth in this Release and the covenants contained in the Plan, the Company otherwise would not be obligated to provide, nor would the Employee otherwise be entitled to receive.

3.                                      Effective Date. Provided that it has not been revoked pursuant to Section 6 hereof, this Release will become effective on the eighth (8th) day after the date of its execution by the Employee (the “Effective Date”).

4.                                      Effect of Revocation. The Employee acknowledges and agrees that if the Employee revokes this Release pursuant to Section 6 hereof, the Employee will have no right to receive the Benefits.

5.                                      General Release. In consideration of the Company’s obligations, the Employee hereby releases, acquits and forever discharges the Company and each of its subsidiaries and affiliates and each of their respective officers, employees, directors, successors and assigns (collectively, the “Released Parties”) from any and all claims, actions or causes of action in any way related to his employment with the Company or the termination thereof, whether arising from tort, statute or contract, including, but not limited to, claims of defamation, claims arising under the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as

amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the discrimination and wage payment laws of Colorado and any other federal, state or local statutes or ordinances of the United States, it being the Employee’s intention and the intention of the Company to make this release as broad and as general as the law permits. The Employee understands that this Release does not waive any rights or claims that may arise after his execution of it and does not apply to claims arising under the terms of this Release.

6.                                      Review and Revocation Period. The Employee acknowledges that the Company has advised the Employee that the Employee may consult with an attorney of the Employee’s own choosing (and at the Employee’s expense) prior to signing this Release and that the Employee has been given at least forty-five (45) days during which to consider the provisions of this Release, although the Employee may sign and return it sooner. The Employee further acknowledges that the Employee has been advised by the Company that after executing this Release, the Employee will have seven (7) days to revoke this Release, and that this Release shall not become effective or enforceable until such seven (7) day revocation period has expired. The Employee acknowledges and agrees that if the Employee wishes to revoke this Release, the Employee must do so in writing, and that such revocation must be signed by the Employee and received by Daniel Amidon, SVP, General Counsel and Secretary, PDC Energy, Inc., 1775 Sherman St., Suite 3000, Denver, CO  80203, no later than 5:00 p.m. Mountain Time on the seventh (7th) day after the Employee has executed this Release. The Employee further acknowledges and agrees that, in the event that the Employee revokes this Release, the Employee will have no right to receive any benefits hereunder, including the Benefits. The Employee represents that the Employee has read this Release and understands its terms and enters into this Release freely, voluntarily and without coercion.

7.                                      Confidentiality, Non-Compete and Non-Solicitation. The Employee reaffirms his/her commitments in Article VIII of the Plan, provided however that Section 8.3 of the Plan is not applicable to  under the terms of this General Release of Claim, given his limited land, technical geological and operational knowledge, therefore such a provision is deemed unnecessary to protect the Company’s interest.

8.                                      Cooperation in Litigation. At the Company’s reasonable request, the Employee shall use his/her good faith efforts to cooperate with the Company, its Affiliates (as defined in the Agreement), and each of its and their respective attorneys or other legal representatives (“Attorneys “) in connection with any claim, litigation or judicial or arbitral proceeding which is material to the Company or its Affiliates and is now pending or may hereinafter be brought against the Released Parties by any third party; provided, that, the Employee’s cooperation is essential to the Company’s case. The Employee’s duty of cooperation will include, but not be limited to: (a) meeting with the Company’s and/or its Affiliates’ Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully the Employee’s knowledge of matters at issue and recollection of events; (b) appearing at the Company’s, its Affiliates’ and/or their Attorneys’ request (and, to the extent possible, at a time convenient to the Employee that does not conflict with the needs or requirements of the Employee’s then current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully the Employee’s knowledge of matters at issue; and (c) signing at the Company’s, its Affiliates’ and/or their Attorneys’ request, declarations or affidavits that truthfully state matters of which the Employee has knowledge. The Company shall reimburse the Employee for the reasonable expenses incurred by him in the course of his cooperation hereunder and shall pay to the Employee per diem compensation in an amount equal to the daily prorated portion of $5,000 per day.  The Company will fully indemnify and hold harmless the Employee for any actions associated with any related litigation services, and will provide such protections and indemnification as if the Employee were an officer of the Company, provided that such rights shall not apply in the case of Employee’s gross negligence, willful misconduct or fraud.  The obligations set forth in this Section 8 shall survive any termination or revocation of this Release.

9.                                      Non-Admission of Liability. Nothing in this Release will be construed as an admission of liability by the Employee or the Released Parties; rather, the Employee and the Released Parties are resolving all matters arising out of the employer-employee relationship between the Employee and the Company and all other relationships between the Employee and the Released Parties.

10.                               Nondisparagement. The Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders or agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation. The Company agrees that the members of the Company’s Board of Directors (the “Board”) and officers of the Company as of the date hereof will not, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Employee or otherwise disparage the Employee in any manner that is likely to be harmful to the Employee’s business or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or filings, and the foregoing limitation on the Company’s directors and officers will not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties for or on behalf of the Company.

11.                               Binding Effect. This Release will be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

12.                               Governing Law. This Release will be governed by and construed and enforced in accordance with the laws of the State of Colorado applicable to agreements negotiated, entered into and wholly to be performed therein, without regard to its conflicts of law or choice of law provisions which would result in the application of the law of any other jurisdiction.

13.                               Severability. Each of the respective rights and obligations of the Parties hereunder will be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein. If any provision of this Release should be held illegal or invalid, such illegality or invalidity will not affect in any way other provisions hereof, all of which will continue, nevertheless, in full force and effect.

14.                               Counterparts. This Release may be signed in counterparts. Each counterpart will be deemed to be an original, but together all such counterparts will be deemed a single agreement.

15.                               Entire Agreement; Modification. This Release constitutes the entire understanding between the Parties with respect to the subject matter hereof and may not be modified without the express written consent of both Parties. This Release supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding its subject matter. This Release may not be modified or canceled in any manner except by a writing signed by both Parties.

16.                               Acceptance. The Employee may confirm his acceptance of the terms and conditions of this Release by signing and returning two (2) original copies of this Release to Daniel Amidon, SVP, General Counsel and Secretary, PDC Energy, Inc., 1775 Sherman St., Suite 3000, Denver, CO  80203, no later than 5:00 p.m. Mountain Time forty-five (45) days after the Employee’s Termination Date.

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THE EMPLOYEE ACKNOWLEDGES AND REPRESENTS THAT THE EMPLOYEE HAS FULLY AND CAREFULLY READ THIS RELEASE PRIOR TO SIGNING IT AND UNDERSTANDS ITS TERMS. THE EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, ADVISED BY INDEPENDENT LEGAL COUNSEL OF THE EMPLOYEE’S OWN CHOICE AS TO THE LEGAL EFFECT AND MEANING OF EACH OF THE TERMS AND CONDITIONS OF THIS RELEASE, AND IS ENTERING INTO THIS RELEASE FREELY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN AS SET FORTH IN THIS RELEASE.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this Release as of the date first above written.

PDC ENERGY, INC.		EMPLOYEE

By:	/s/ Daniel W. Amidon	By:	/s/ David W. Honeyfield
Name: Daniel W. Amidon		Name: David W. Honeyfield